*DEAN HELLER*
*Secretary of State*

RENEE L. PARKER
*Chief Deputy*
*Secretary of State*

*PAMELA RUCKEL*
*Deputy Secretary*
*for Southern Nevada*

# STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

*CHARLES E. MOORE*
*Securities Administrator*

*SCOTT W. ANDERSON*
*Deputy Secretary*
*for Commercial Recordings*

*ELLICK HSU*
*Deputy Secretary*
*for Elections*

## Certified Copy

May 10, 2005

**Job Number:** C20050510-1239
**Reference Number:** 00000185182-95
**Expedite:**
**Through Date:**

The undersigned filing officer hereby certifies that the attached copies are true and exac copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attachec report.

| **Document Number(s)** | **Description** | **Number of Pages** |
| --- | --- | --- |
| 20050174629-86 | Amendment | 6 Pages/1 Copies |

Respectfully,

DEAN HELLER
Secretary of State

By

Certification Clerk

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity #
C6020-1998
Document Number
20050174629-86

Date Filed:
5/10/2005 12:45:01 PM
In the office of

Dean Heller
Secretary of State

# Certificate of Amendment

(PURSUANT TO NRS 78.385 and 78.390)

*Important: Read attached instructions before completing form.*

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

**(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)**

1. Name of corporation:
THRIVE DEVELOPMENT, INC. File#C6020-1998

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE I: Change Name to: GREEN PARTS INTERNATIONAL, INC.

ARTICLE II: Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is four hundred and forty million (440,000,000) shares, consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is four hundred million (400,000,000) shares. The total number of share of Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 2 of this Article II.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 75% approval by all classes stockholders

4. Effective date of filing (optional): (must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): ______________________

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees. See attached fee schedule.*

**FIRST AMENDED AND RESTATED**

**ARTICLES OF INCORPORATION**

**OF**

**GREEN PARTS INTERNATIONAL, INC.**

**GREEN PARTS INTERNATIONAL, INC.** (the "**Corporation**"), a corporation organized under the laws of the State of Nevada and formerly known as "*Thrive Development, Inc.*", by its Chief Executive Officer does hereby certify that:

1. Pursuant to the provisions of Sections 78.390 and 78.403 of *Nevada Revised Statutes* ("**NRS**") the Corporation hereby amends and restates its articles of incorporation as follows:

2. The amendment and restatement of the Articles of Incorporation as set forth below was adopted by the Corporation's board of directors by the unanimous written consent as of May 6, 2005 in accordance with the provisions of NRS 78.315 and NRS 78.390.

3. The amendment and restatement of the Articles of Incorporation as set forth below was approved by the written consent of the majority stockholders on May 6, 2005.

4. That the undersigned officer has been authorized and directed by the board of directors to execute and file this certificate setting forth the text of the Articles of Incorporation of the Corporation as amended and restated in its entirety to this date as follows:

**ARTICLE I**
**NAME**

The name of the corporation is Green Parts International, Inc. (the "**Corporation**").

**ARTICLE II**
**CAPITAL STOCK**

Section 1. *Authorized Shares.* The aggregate number of shares which the Corporation shall have authority to issue is four hundred and forty million (440,000,000) shares, consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is four hundred million (400,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is forty million (40,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Article II.

Section 2. *Common Stock.*

(a) *Dividend Rate.* Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation, as amended from time to time (hereinafter, the "**Articles**") or the NRS, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available for said purpose.

(b) *Voting Rights.* Except as otherwise provided by the NRS, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes.

(c) *Liquidation Rights.* In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation's assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation's assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) *No Conversion, Redemption, or Preemptive Rights.* The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

(e) *Consideration for Shares.* The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

Section 3. *Preferred Stock.*

(a) *Designation.* The board of directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles, and to prescribe with respect to each such series the voting powers, if any, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing: the voting rights relating to the shares of Preferred Stock of any series (which voting rights, if any, may be full or limited, may vary over time, and may be applicable generally or only upon any stated fact or event); the rate of dividends (which may be cumulative or noncumulative), the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation; the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation (in addition to any right of redemption pursuant to Article VII of these Articles) and if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption. The powers, designations, preferences, limitations, restrictions and relative rights may be made dependent upon any fact or event which may be ascertained outside the Articles or the resolution if the manner in which the fact or event may operate on such series is stated in the Articles or resolution. As used in this section "fact or event" includes, without limitation, the existence of a fact or occurrence of an event, including, without limitation, a determination or action by a person, government, governmental agency or political subdivision of a government. The board of directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the board of directors provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent

[illegible] any outstanding Common Stock shall be required for the issuance of any new [illegible] of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

(b) *Certificate.* Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors, and establishing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the board of directors to be issued shall be made and signed by an officer of the corporation and filed in the manner prescribed by the NRS.

Section 4. ***Non-Assessment of Stock.*** The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

## ARTICLE III
## ACTION OF STOCKHOLDERS

Unless otherwise required as a condition of listing of any of the Corporation's shares on any securities exchange or over-the-counter market upon which the Corporation's shares are listed or designated for trading, the stockholders may take action by written consent in lieu of a meeting. After the listing by the Corporation's shares on any national stock exchange, the stockholders may not in any circumstance take action by written consent if to do so would violate any rule and/or regulation of any securities exchange or over-the-counter market upon which the Corporation's shares are listed or designated for trading.

## ARTICLE IV
## DIRECTORS AND OFFICERS

Section 1. ***Number of Directors.*** The members of the governing board of the Corporation are styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the bylaws of the Corporation. The board of directors shall consist of at least one (1) individual and not more than seven (7) individuals. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the Corporation.

Section 2. ***Classified Board.*** The directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three classes, to be known as "Class I," "Class II" and "Class III." Directors of Class I shall hold office until the next annual meeting of stockholders after such effectiveness and until their successors are elected and qualified, directors of Class II shall hold office until the second annual meeting of stockholders after such effectiveness and until their successors are elected and qualified and directors of Class III shall hold office until the third annual meeting of stockholders after such effectiveness and until their successors are elected and qualified. At each annual meeting of stockholders following such effectiveness, successors to the directors of the class whose term of office expires at such annual meeting shall be elected to hold office until the third succeeding annual meeting of stockholders, so that the term of office of only one class of directors shall expire at each annual meeting. The number of directors in each class, which shall be such that as near as possible to one-third and at least one-fourth (or such other fraction as required by the NRS) in number are elected at each annual meeting, shall be established from time to time by resolution of the board of directors and shall be increased or decreased by resolution of the board of directors, as may be appropriate whenever the total number of directors is increased or decreased.

**Section 3.** ***Limitation of Liability.*** The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

**Section 4.** ***Payment of Expenses.*** In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation or member, manager, or managing member of a predecessor limited liability company or affiliate of such limited liability company or while serving in any capacity at the request of the Corporation as a director, officer, employee, agent, member, manager, managing member, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, or other enterprise, shall be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an officer or director is successful on the merits in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense. Notwithstanding anything to the contrary contained herein or in the bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

**Section 5.** ***Repeal and Conflicts.*** Any repeal or modification of Sections 3 or 4 above approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Sections 3 or 4 above and any other Article of the Articles, the terms and provisions of Sections 3 or 4 above shall control.

## ARTICLE V
## VOTING ON CERTAIN TRANSACTIONS

**Section 1.** ***Amendment of Articles.*** The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles, in the manner now or hereafter prescribed by the NRS, and all rights conferred on stockholders herein are granted subject to this reservation; *provided, however*, that no amendment, alteration, change or repeal may be made to: (a) Article III, (b) Sections 1, 2, 3 and 4 of Article IV, or (c) this Article V without the affirmative vote of the holders of a simple majority of the issued and outstanding shares of stock of the Corporation entitled to vote in the election of directors excluding stock entitled to vote only upon the happening of a fact or event unless such fact or event shall have occurred, considered for the purposes of this section as one class.

**Section 2.** ***Additional Vote Required.*** Any affirmative vote required by this Article V shall be in addition to the vote of the holders of any class or series of stock of the Corporation otherwise required by law, the Articles, the resolutions of the board of directors providing for the issuance of such class or series and any agreement between the Corporation and any securities exchange or over-the-counter market upon which the Corporation's shares are listed or designated for trading.

## ARTICLE VI
## COMBINATIONS WITH INTERESTED STOCKHOLDERS

At such time, if any, as the Corporation becomes a "resident domestic corporation," as that term is defined in NRS 78.427, the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as may be amended from time to time, or any successor statutes.

**IN WITNESS WHEREOF**, Green Parts International, Inc. has caused these first amended and restated articles of incorporation to be executed in its name by its Chief Executive Officer this 6th day of May 2005.

Green Parts International, Inc.

By: ________________________
Arif M. Balagamwala,
President and Chief Executive Officer